Exhibit 3.2

CERTIFICATE OF FORMATION

OF

NEW MOUNTAIN GUARDIAN (LEVERAGED), L.L.C.

Dated as of October 29, 2008

This Certificate of Formation for New Mountain Guardian (Leveraged), L.L.C. is being duly executed and filed by the undersigned, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. §§ 18-101, et seq.).

1.             The name of the limited liability company formed hereby is New Mountain Guardian (Leveraged), L.L.C. (the “Company”).

2.             The address of the registered office of the Company in the State of Delaware is c/o RL&F Service Corp., One Rodney Square, 10th Floor, Tenth and King Streets, Wilmington, New Castle County, Delaware 19801.  The name and address of the registered agent of the Company is RL&F Service Corp., One Rodney Square, 10th Floor, Tenth and King Streets, Wilmington, New Castle County, Delaware 19801

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of New Mountain Guardian (Leveraged), L.L.C. as of the date first above written.

MANAGING MEMBER:

NEW MOUNTAIN GUARDIAN AIV, L.P.

By:	New Mountain Investments III, L.L.C.,
its General Partner

	By:	/s/ Steven B. Klinsky
Steven B. Klinsky

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

1.                                       Name of Limited Liability Company:  New Mountain Guardian (Leveraged), L.L.C.

2.                                       The Certificate of Formation of the limited liability company is hereby amended as follows:

The name of the Limited Liability Company shall be changed from “New Mountain Guardian (Leveraged), L.L.C.” to “New Mountain Finance Holdings, L.L.C.”

IN WITNESS WHEREOF, the undersigned has executed this Certificate on the 11th day of May, A.D. 2011.

By:	/s/ Paula Bosco
Authorized Person(s)